Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Jurisdiction of Incorporation
Maxim Integrated Products UK Limited	United Kingdom
Maxim GmbH	Germany
Maxim SARL	France
Maxim Japan Co., Ltd.	Japan
Maxim Integrated Products Korea, Inc.	Korea
Maxim Phil. Assembly Corporation	Philippines
Maxim Phil. Operating Corporation	Philippines
Maxim Phil. Holding Corporation	Philippines
Maxim Phil. Land Corporation *	Philippines
* This Subsidiary is 40% owned by the Registrant.
Maxim Integrated Products Switzerland AG	Switzerland
Maxim Integrated Products (Thailand) Co., Ltd.	Thailand
Maxim India Integrated Circuit Design Private Limited	India
Maxim Nordic ApS	Denmark
Maxim Dallas/Direct, Inc.	Delaware
Dallas Semiconductor Corporation	Delaware
Dallas Semiconductor Corporation (Taiwan)	Delaware
Dallas Semiconductor FSC Corporation	Barbados
Dallas Semiconductor Philippines, Inc.	Philippines
Dallas Semiconductor GmbH	Germany
Dallas Semiconductor Asia Limited	Hong Kong
Chartec Laboratories A/S	Denmark
Chartec Laboratories Holding ApS	Denmark